Exhibit 10.1

BINDING TERM SHEET FOR VEHICLE CONTRACT MANFACTURING

CANOO TECHNOLOGIES INC. AND NEDCAR

This Binding Term Sheet for Vehicle Contract Manufacturing (the “Term Sheet”) is entered into by and between Canoo Technologies Inc. (“Canoo”), a Delaware corporation with a business address of 19951 Mariner Avenue, Torrance, California 90503, USA and VDL Nedcar B.V. (“VCM (Vehicle Contract Manufacturer)”), a private limited company incorporated under the laws of the Netherlands with a business address of Dr. Hub van Doorneweg 1, Sittard-Geleen, the Netherlands, as of the date last signed below (the “Effective Date”).  Each of Canoo and VCM will be referred to individually herein as a “Party” and collectively as “the Parties.”

WHEREAS, Canoo is a mobility technology company focused on electric vehicles specifically configured to increase productivity and customer utility for both commercial and retail applications;

WHEREAS, Canoo desires to outsource vehicle assembly for at least the first lifecycle of its Lifestyle Vehicle (“LV” or “Vehicles”), built from Canoo’s proprietary Multi-Purpose Platform-1 (“MPP”);

WHEREAS, VCM is an independent strategic upstream vehicle contract manufacturer with a strong and proven track record, acting as a partner for vehicle manufacturers, offering competitive vehicle services, including vehicle manufacturing and logistics;

WHEREAS, Canoo desires to engage VCM to manufacture the first lifecycle of the LV, including assembly of the battery systems to be utilized in the Vehicles, in VCM’s existing facility in Born, the Netherlands, and VCM shall accept such engagement on the principal terms set forth in this Term Sheet as well as the framework agreement and contract manufacturing agreement(s) yet to be negotiated;

NOW THEREFORE, the Parties hereby agree as follows:

1.Agreement Terms.

Subject Matter

The Parties hereby agree upon the material terms and conditions to be codified in a subsequent framework agreement (”FA”), setting out the general principles of the cooperation, and one or more contract manufacturing agreement(s) (“CMAs”) pursuant to which VCM shall render manufacturing services ("Contractual Services") in relation to specific Vehicles for Canoo ("Vehicle Projects").

Framework Agreement and Contract Manufacturing Agreement

As soon as reasonably practicable following the Effective Date, the Parties will negotiate in good faith and use commercially reasonably efforts to enter into the FA/CMA. The FA/CMA shall include, in addition to the terms set forth elsewhere in this Term Sheet, the key terms set forth on Annex I, along with such other customary terms and conditions as may be appropriate for inclusion in the FA/CMA. Once the FA/CMA have been negotiated, this Term Sheet shall cease to exist.

The business language utilized by the Parties for all contracts in relation to this project shall be English.

Plant	VCM shall render the Contractual Services in its existing facility in Born, the Netherlands (“VCM Plant”), with such additions or

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modifications to the VCM Plant as agreed under this Term Sheet and the FA/CMA, unless VCM needs to make use of temporary external manufacturing facilities in order to meet project milestones. Such alternative facilities require prior written approval by Canoo, which approval will not unreasonably be withheld.

Ramp Up & Production Volumes

VCM shall be responsible, under the conditions as to be set forth in the FA/CMA, for the start of series production and volume ramp up for the Vehicles by the milestone dates and volumes set forth on Annex II.

Canoo shall provide necessary and commercially reasonable support for all pre-production activities and ramp up activities, including payment of all costs related to such activities as set forth in Annex III.

VCM shall be responsible for planning, designing, and installing an assembly process to meet the above assumed production volumes, with reasonable input from Canoo, following the program timeline set forth on Annex II. The battery module assembly lines and ladder frame line, and any Gamma equipment, tooling and fixtures needed for initial Vehicle build in 2022-2023 which were previously developed and sourced by Canoo, shall be provided free of charge by Canoo to VCM for installation in the VCM Plant (for use exclusively to provide Contractual Services to Canoo).

The Parties will discuss the possibility of also building additional derivative vehicles, to be qualified as separate Vehicle Projects, to be governed by the same FA and separate CMAs for each such derivative vehicle model, in the VCM Plant, and will consider this in the planning and design of the production area, to be implemented during the process of building out the VCM Plant for the LV assembly or at a later date via a mutually agreed change order, as appropriate.

The Parties shall define in each CMA the amount and duration for reserved capacity, and further provisions related thereto.

VCM  shall not be under any obligation to grant Canoo exclusive use to any of its facilities, provided the Parties shall set forth in the FA/CMA certain areas of the VCM Plant which may be exclusively accessible by VCM and Canoo. VCM shall also take reasonable efforts to provide a secure administrative office space for use by Canoo during the duration of the Project.

Pricing Model, Expenses & Payment Terms

VCM's remuneration for rendering Contractual Services shall consist of non-recurring, one time costs, to be paid up front by Canoo to VCM and recurring unit costs, to be paid per Vehicle by Canoo to VCM.

Non-recurring, one time payments: VCM shall be responsible for all production preparation of the Vehicle Project, including but not limited to engineering, training, travel costs, capacity reservation and costs for pre-series vehicles needed for VCM purposes (planning & start-up costs,

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or "PSC") as well as sourcing of all vehicle-specific manfacturing equipment as well as vehicle-specific tools, dies, fixtures, jigs, special racks and mouls required by VCM to produce the Vehicles (project-specific investments, or "PSI") and shall establish a dedicated launch team responsible for planning and implementation. The related costs (PSC and PSI) shall be charged back to Canoo as set forth on Annex III.

VCM shall provide itemized inventory list and detailed backup documentation, to support all PSC and PSI charged to Canoo. All properly invoiced charges shall be paid in accordance with the payment terms set forth on Annex III.

Recurring Unit Costs: Consists of per Vehicle of (i) a manufacturing fee, existing of fixed cost and variable cost per Vehicle, (ii) an agreed  profit per Vehicle and (iii) an depreciation of structural investments ("SI") per Vehicle, as further detailed on Annex III.

Except for those terms expressly indicated as final in Annex III, definitive pricing shall be set forth in the FA/CMA. Pricing in the FA/CMA shall follow the agreed upon principles set forth in this Term Sheet (including in Annex III), subject to reasonable and appropriate adjustment for changes in fixed and variable costs as determined during the continued period of investigation following the execution of this Term Sheet.

The FA/CMA will elaborate on the effects on the foregoing of a volume shortfall.

Vehicle Engineering

Canoo has developed an innovative, proprietary electric vehicle platform and all LV features and specifications. Canoo shall be responsible for all product engineering, product validation of the Vehicles, and all compliance with applicable motor vehicle regulations. Canoo shall be responsible for the Vehicle specifications.

VCM shall provide project and timing management support to Canoo engineering efforts to achieve timely SOP.

Manufacturing Process; Production

VCM shall be responsible for completing all manufacturing feasibility assessments and process planning needed to integrate production of the Vehicles into its VCM Plant and to implement all new lines required to produce the Vehicles out of the VCM Plant in accordance with Canoo’s specifications. VCM shall be responsible for establishing all process FMEAs, internal manufacturing processes and process instructions, defining internal logistics processes and establishing general quality procedures for the VCM Plant.

Canoo shall be responsible for establishing and meeting parts quality standards with individual suppliers and parts approval processes, with reasonable input through employee suggestions, simultaneous engineering, change management, efficiency improvements and support

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from VCM; provided that, VCM shall also be responsible for providing reasonable input and support as part of its responsibility to implement supplier quality procedures in the VCM Plant. Canoo to provide reasonable detail necessary for VCM to validate Canoo’s initial pre-production quality approval process (PPAP) Level IV.

Canoo shall free of charge production equipment to support the battery module and ladder frame production lines. If requested by Canoo, VCM shall modify the ladder frame production equipment to comply with applicable local standards, which costs will be included in the non-recurring costs set forth above. Any modifications required to the battery module line will be handled directly with the line integrator and paid directly by Canoo.

All equipment and tooling purchased by Canoo shall be Canoo property, shall be clearly designated as Canoo assets in the VCM Plant and shall be held by VCM for the benefit of Canoo.

Principles for defining ownership of various capex, equipment and tooling will be further set out in the FA/CMA. It shall be understood (in particular for purposes of this Term Sheet and any capex expenditures prior to execution of the FA/CMA) that any project-related capex spend, including without limitation related to equipment, tooling fixtures, attachments, add ons and the like, shall be owned by and vest in Canoo; provided that the Parties shall further discuss the appropriate ownership by VCM of capex spend on non-removable amendments, updates or refurbishments of certain existing VCM assets or equipment not readily removeable or useable by Canoo for other vehicle builds. VCM shall be required to provide a reasonably detailed accounting of equipment that would require amendment, updating or refurbishing, and the expected capex associated with such, prior to executing any significant expense reimburseable by Canoo.

Change Management

Canoo shall have the right to make changes to the specifications for the Vehicles at any time, subject to the prior approval of VCM and reasonable negotiations between the parties, assessing impact on cost, operations and timing prior to implementation to achieve transparency and lowest possible cost. VCM will provide reasonable support to the Canoo manufacturing team as part of any change control process to ensure that any changes proposed by the Canoo and VCM product engineering and production engineering teams are adequately assessed for any impact and cost. Following agreement on changes, VCM shall be responsible for implementation of any approved changes at the VCM Plant.

Canoo and VCM shall agree on a common and transparent format, for evaluating increases and decreases to work content which result in hours-per-vehicle changes and assembly cost, as shall be set forth in the FA/CMA.

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Supply Chain Management

Canoo shall be responsible for validating the bill of materials (“BOM”) required for all parts necessary for production of the Vehicles and for all nomination of and contracting with suppliers.

VCM shall be responsible for material planning, call-offs from suppliers to the VCM Plant (under parts supply contracts executed between Canoo and suppliers, subject as appropriate to reasonable adjustments, as per VCM supplier manual, to such prior negotiated terms to facilitate more efficient and cost effective logistics), payments to suppliers (pre-financed by Canoo reasonably in advance) and purchasing of non-BOM consumables (added materials) needed for production.

Canoo shall be responsible for creating, maintaining and executing a supplier quality manual. VCM shall provide manufacturing input into the supplier quality manual and implement all quality procedures in the VCM Plant.

Inbound Logistics

VCM shall be responsible for all logistics planning, packaging/repackaging, consolidation and inbound logistics to the VCM Plant (based upon the Incoterms contracted by Canoo with suppliers) from suppliers. The Parties do not anticipate any repackaging costs, which are not included in the Recurring Per Unit Cost set forth in this Term Sheet.

Responsibility for negotiating transportation and shipping contracts for all productive, non-bulk material will be agreed in the FA/CMA. Canoo shall be consulted to approve maximum reserve inventory levels, to be defined in the FA/CMA.

End of Line Testing, Outbound Logistics & Delivery

VCM shall be responsible for end of line testing at the VCM Plant, with process input and definition from Canoo.

VCM shall set each Vehicle into a shipping mode after it clears end of line testing and shall then facilitate delivery to a designated/agreed drop off facility, EXW Born.

Canoo to coordinate and facilitate outbound logistics from the agreed drop off facility. VCM to provide reasonable assistance to support Canoo’s outbound logistics efforts.

Quality

VCM shall establish all quality procedures to be implemented at the VCM Plant, with reasonable input to support in process and acceptance criteria from Canoo.

Prior to pass to Canoo (“OK to Ship”), Canoo will work with VCM to help establish a mutually agreeable end of line buy off process to ensure that a finished product meets the agreed upon quality standards prior to passing to Canoo. Canoo shall designate and assign a Canoo representative with responsibility for auditing such quality management system.

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Canoo shall be responsible for product quality target setting to be laid down in the CMA, with reasonable input and support to be provided by VCM.
IT

VCM shall be responsible for setting up a general IT environment necessary for production of the Vehicles at the VCM Plant utilizing VCM existing systems, where possible, as reasonably adapted to meet Canoo’s business process needs.

Canoo shall be responsible for setting up its IT systems supporting assembly of the Vehicle (such as with respect to Vehicle ordering). Other details to be agreed in the FA/CMA.

Intellectual Property Rights

The ownership of all patents, trade secrets, trademarks, copyrights, or other intellectual property rights (“IPR”) acquired or developed by each Party prior to Effective Date or established independently from this project shall remain the sole property of each Party (“Background IPR”).

All IPR (including know-how) developed in the course of the project pursuant to this Term Sheet or the FA/CMA shall be owned by Canoo (“Foreground IPR”), and VCM hereby assigns to Canoo all right, title and interest it may have or obtain therein.

Canoo grants to VCM an un-limited, non-transferable, non-exclusive, royalty free license during the term of the Term Sheet and the FA/CMA to use Canoo Background IPR and Foreground IPR.

VCM grants Canoo a limited, non-exclusive, royalty free license during the term of the Term Sheet and the FA/CMA to use VCM Background IPR, as well as any foreground IPR developed in the course of the project, for the limited purpose of fulfilling Canoo’s obligations under this Term Sheet and the FA/CMA.

All IPR and documentation created in the course of the project shall be prepared (or a copy shall be prepared) in English.

Manufacturer Status and Trademarks	Canoo shall be the manufacturer of the Vehicles, each of which shall bear the Canoo trademark.
Warranty; Product Liability; Insurance

VCM would warrant vis-à-vis Canoo that the Vehicles are free from any manufacturing or assembly defects. VCM’s warranty to be agreed in the FA/CMA.  The Vehicles are to be assembled utilizing parts sourced by Canoo from its nominated suppliers.

Therefore, if a defect occurs in a part delivered by a third party supplier nominated by Canoo, Canoo is responsible from handling and processing the relevant defects with the relevant supplier, with the support of VCM. The warranty obligations of VCM, however, shall be

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confined to its Contractual Services in accordance with the warranty rules yet to be agreed between the Parties. The foregoing does not apply if the defects are caused by (an employee of) VCM..

VCM only assumes customary product liability for safety-related defects of the Vehicles which directly relate to Contractual Services provided by VCM  causing personal injury or death in line with the European Product Liability Directive (85/374/EEC) as implemented in national law by the Member States.

Both Parties shall take out and maintain appropriate levels of product liability insurance by a well reputed insurance carrier or provide reasonable assurance of capability and off set for a comparable self-insurance program.

Further details regarding warranty, product liability and insurance to be detailed in FA/CMA.

Subcontracting

VCM shall be entitled to subcontract certain activities under the FA/CMA to affiliated companies or selected third parties, provided however that such any subcontracting must receive prior written approval from Canoo, which shall not be unreasonably withheld, subject, without limitation, to evaluation of all associated costs which may arise from the subcontracting.

Additional Services

Any additional services to be provided by VCM upon the request of Canoo (e.g., large stamping) that are not a currently contemplated or intrinsic part of the contract manufacturing project shall not be considered part of this Term Sheet and shall be negotiated, ordered and paid for separate from this agreement on conditions to be agreed between the Parties.

Governing Law; Arbitration

Parties have not yet reached an agreement on the law that governs the FA/CMA. Disputes shall be resolved through ICC arbitration, to be held in English, before a single arbitrator in Geneva, Switzerland.

Other Matters	Parties acknowledge that this Term Sheet is a non-exhaustive list of topics to be elaborated in the FA/CMA

2.Confidentiality. The Parties agree that the terms of the Mutual Non-Disclosure Agreement dated May 20, 2021 (“NDA”), shall be incorporated herein by reference and shall apply to the content of this Term Sheet and to all Confidential Information exchanged by the Parties in furtherance of each Party’s performance. The terms of the NDA and this Section 2 shall continue to apply throughout the entire term of this Term Sheet and shall survive for the period of time set forth therein, despite any earlier termination thereof or hereof. Notwithstanding anything to the contrary in the NDA, the following additional terms shall also apply:

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The Confidential Information (as defined in the NDA) of Canoo shall not be disclosed to, nor accessible by, any persons or entities other than VCM employees (including, for the avoidance of doubt, employees of VCM and its Affiliates) and, to the extent a confidentiality undertaking has been entered into, external service providers having a need to know such information in connection with this Term Sheet and the matters contemplated hereunder. VCM will employ information and data security measures appropriate to ensure the segregation of Canoo’s Confidential Information, such that it is only accessible by authorized VCM employees. Prior written consent, which shall not be unreasonably withheld, will be required before disclosure by VCM of Canoo’s Confidential Information to any other persons, including subcontractors of or investors in VCM, or to any other third parties. Notwithstanding the foregoing, VCM shall be entitled to disclose Confidential Information to its auditor, financial and legal advisors (each, “Recipient”), provided that (i) the disclosures be made on a need to know basis only and not on technical details of the Vehicles and (ii) the Recipient is, contractually or by law, bound by confidentiality obligations at least as strict as set out in the NDA.

3.Term. This Term Sheet shall remain in full force and effect until such time as the Parties execute the FA/CMA (the “Term”).  The Parties shall endeavor to negotiate and finalize execution of the FA/CMA by September 30, 2021. If a CMA is not executed by November 30, 2021, or such further date agreed in writing by the Parties, this Term Sheet shall automatically expire, without liability. In the event the VCM needs to incur cost before the signing of the FA/CMA, Parties shall agree to a Pre-Contract including relevant payments.

In addition, this Term Sheet may be terminated by either Party: (i) if the other Party materially breaches this Term Sheet and, if such breach is curable, fails to cure such breach within thirty (30) days after being notified in writing to do so; provided, however, such thirty (30) day period may be extended at the non-breaching Party’s sole discretion where the breaching Party provides to the non-breaching Party a plan to cure such breach within fifteen (15) days of the breach and cure notice; or (ii) immediately upon notice to the other Party, if the other Party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution, or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute).

Upon termination, each Party’s continuing obligations hereunder shall expire, except for any obligations which by their nature shall survive the term hereof, including without limitation any rights with respect to IPR or Confidential Information disclosed under the NDA and/or Section 2 hereof.

4.Exclusivity. During the Term, Canoo shall refrain from engaging in any similar simultaneous negotiations or discussions with any other party for the establishment of Canoo’s production facility in Europe.
5.Expenses. Except as otherwise agreed, each Party shall bear its own expenses, costs and fees in connection with the preparation, execution and delivery of this Term Sheet, the CMA, or other definitive agreements. If the discussions among the Parties do not result in the execution of definitive agreements, neither Party shall be liable to the other for any claims, expenses or other obligations, except for approved pre-production expenditures, relating to the discontinuance of discussions or the failure to enter into the FA/CMA or other definitive agreements or any of the transactions contemplated hereby.
6.No Partnership. Nothing herein contained shall constitute a partnership between or joint venture by the Parties hereto or constitute any Party the agent of the others. No Party shall hold itself out contrary to the terms of this Section and no Party shall become liable by any representation, act or omission of the other contrary to the provisions hereof.
7.Third-Party Rights. This Term Sheet is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

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8.Joint Press Release. It is contemplated that the Parties may publish one or more announcement(s) or joint press releases and otherwise promote this Term Sheet, provided that any such release shall require the prior written approval of each Party prior to release.
9.Amendments. Any changes, amendments, or modifications to this Term Sheet must be in writing and signed by both Parties to be effective.
10.Assignment. Neither Party shall be permitted to assign this Term Sheet or any rights or obligations hereunder, and any such assignment in violation of this Section 10 shall be null void, absent the prior written consent of the other Party, which shall not be unreasonably withheld.
11.Governing Law, Venue and Arbitration. This Term Sheet and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the Netherlands without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the Netherlands to be applied. Any dispute, controversy or claim arising out of, or in relation to, this Term Sheet, including the validity, invalidity, breach, or termination thereof, shall be resolved by ICC arbitration . The proceedings shall be conducted before single arbitrator in the English language. The seat of the arbitration shall be Geneva, Switzerland. The costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the sole arbitrator, and all other fees and costs, shall be borne equally by the parties. Notwithstanding the above, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorney’s fees to the prevailing party. Notwithstanding anything to the contrary set forth in this Section 11, each party has the right at any time, whether before or during mediation or arbitration, to seek and obtain from the appropriate court, provisional remedies or other equitable or non-monetary relief such as attachment, claim and delivery, preliminary injunction, or replevin, to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.
12.Counterparts. This Term Sheet may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
13.Authority. Each person signing on behalf of a Party to this Term Sheet represents and warrants that they have full authority to execute this Term Sheet on behalf of such Party.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereby enter into this Term Sheet by their duly authorized signatures below as of the Effective Date.

CANOO TECHNOLOGIES INC.

By	/s/ Anthony Aquila

	Name	Anthony Aquila
	Title	Executive Chairman

Date:		June 16, 2021

VDL NEDCAR B.V.

By	/s/ John van Soerland

	Name	John van Soerland
	Title	CEO VDL Nedcar

Date:		June 16, 2021

By	/s/ Paul van Vuuren

	Name	Paul van Vurren
	Title	EVP VDL Groep

By	/s/ Willem van der Leegte

	Name	Willem van der Leegte
	Title	President VDL Groep

* Certain information, including the annexes to this agreement, have been excluded from this Exhibit 10.1 because it is both not material and is the type that the registrant treats as private or confidential.

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